                                                                    EXHIBIT 10.8


                           EXCLUSIVE LICENSE AGREEMENT



                                     BETWEEN


                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


                                       AND


                                 UROSURGE, INC.


                                       FOR


                          ELECTRODE ACUPUNCTURE SYSTEM


                              U.C. CASE NO. 88-064

                                TABLE OF CONTENTS


1. DEFINITIONS...............................................................2

2. GRANT.....................................................................4

3. LICENSE ISSUE FEE.........................................................6

4. ROYALTIES.................................................................7

5. DUE DILIGENCE............................................................10

6. PROGRESS AND ROYALTY REPORTS.............................................12

7. BOOKS AND RECORDS........................................................13

8. LIFE OF THE AGREEMENT....................................................14

9. TERMINATION BY THE REGENTS...............................................15

10. TERMINATION BY LICENSEE.................................................15

11. DISPOSITION OF PATENT PRODUCTS ON HAND UPON TERMINATION.................16

12. USE OF NAMES AND TRADEMARKS.............................................16

13. LIMITED WARRANTY........................................................17

14. PATENT PROSECUTION AND MAINTENANCE......................................18

15. PATENT MARKING..........................................................20

16. PATENT INFRINGEMENT.....................................................20

17. INDEMNIFICATION.........................................................22

18. NOTICES.................................................................23

19. ASSIGNABILITY...........................................................24

20. LATE PAYMENTS...........................................................25

21. WAIVER..................................................................25

22. FAILURE TO PERFORM......................................................25

23. GOVERNING LAWS..........................................................25

24. GOVERNMENT APPROVAL OR REGISTRATION.....................................26

25. EXPORT CONTROL LAWS.....................................................26

26. FORCE MAJEURE...........................................................26

27. CONFIDENTIALITY.........................................................27

28. MISCELLANEOUS...........................................................28

June 24 1996

                           EXCLUSIVE LICENSE AGREEMENT

                                       FOR

                          ELECTRODE ACUPUNCTURE SYSTEM

This license agreement ("Agreement") is effective this 30 day of June, 1996, by and between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 and UroSurge, Inc. ("Licensee"), a Delaware corporation, having a principal place of business at 2660 Crosspark Road, Coralville, Iowa 52241.


                                    Recitals

           Whereas, certain inventions, characterized as "Electrode Acupuncture System" ("Invention"), useful for the control of incontinence, were made at the University of California, San Francisco ("UCSF") by Dr. Gleason, et al. and are claimed in Patent Rights defined below;

           Whereas, the Licensee is a "small entity" as defined in 37 CFR
Section 1.9 and a "small-business concern" defined in 15 U.S.C. Section 632;

           Whereas, both parties recognize that royalties due under this Agreement will be paid on pending patent applications and issued patents;

           Whereas, Licensee requested certain rights from The Regents to commercialize the Invention; and

           Whereas, The Regents responded to the request of Licensee by granting the following rights to Licensee so that the products and other benefits derived from the Invention can be enjoyed by the general public.

                                   oo 0 oo - -



           The parties agree as follows:

                                  1 Definitions

As used in this Agreement, the following terms will have the meaning set forth below:

1.1. "Patent Rights" means all U.S. patents and patent applications and foreign patents and patent applications assigned to The Regents 14.3 including any reissues, extensions, substitutions, continuations, divisions, and continuation-in-part applications (only to the extent, however, that claims in the continuation-in-part applications are entitled to the priority filing date of the parent patent application) based on and including any subject matter claimed in or covered by the following:

           1.1.1. U.S. Patent Number 5,094,242, entitled "Implantable Nerve Stimulation Device," issued on March 10, 1992 by Dr. Gleason, et al. and assigned to The Regents; and

           1.1.2. U.S. Patent Number 5,211,175, entitled "Method for Implanting Electro-Acupuncture Needle," issued on May 18, 1993 by Dr. Gleason, et al. and assigned to The Regents

1.2. "Patent Products" means:

           1.2.1.     any kit, composition of matter, material, or product;

           1.2.2. any kit, composition of matter, material, or product to be used in a manner requiring the performance of the Patent Method; or

           1.2.3. any kit, composition of matter, material, or product produced by the Patent Method;

to the extent that the manufacture, use, or sale of such kit, composition of matter, material, or product, in a particular country, would be covered by or infringe, but for the license granted to Licensee pursuant to this Agreement, an unexpired claim of a patent or pending claim of a patent application were it issued as a claim in a patent under Patent Rights in that country in which such patent has issued or application is pending.

1.3. "Patent Method" means any process or method covered by the claims of a patent application or patent within Patent Rights or the use or practice of which would constitute in a particular country, but for the license granted to Licensee pursuant to this Agreement, an infringement of an unexpired claim of a patent or pending claim of a patent application were it issued as a claim in a patent within Patent Rights in that country in which the Patent Method is used or practiced.

1.4. "Net Sales" means the gross invoice prices from the sale of Patent Products by Licensee, an Affiliate, a Joint Venture, or a Sublicensee to independent third parties for cash or other forms of consideration in accordance with generally accepted accounting principles limited to the following deductions (if not already deducted from the gross invoice price and at rates customary within the industry): (a) allowances (actually paid and limited to rejections, returns, and prompt payment and volume discounts granted to customers of Patent Products, whether in cash or Patent Products in lieu of cash); (b) freight, transport packing, insurance charges associated with transportation; and (c) taxes, tariff, or import/export duties based on sales when included in gross sales, but not value-added taxes or taxes assessed on income derived from such sales. Where Licensee distributes Patent Products for end use to itself, an Affiliate, a Joint Venture, or a Sublicensee, then such distribution will be considered a sale at list price normally charged to independent third parties, and The Regents will be entitled to collect fees and royalties on such sale at the rate set forth in Article 4. (Royalties).

1.5. "Affiliate(s)" of Licensee means any entity which, directly or indirectly, controls Licensee, is controlled by Licensee, or is under common control with Licensee ("control" for these purposes being defined as the actual, present capacity to elect a majority of the directors of such affiliate, or if not, the capacity to elect the members that control fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors) provided, however, that in any country where the local law will not permit foreign equity participation of a majority, then an "Affiliate" will include any company in which Licensee will own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law. Each reference to Licensee herein will be meant to include its Affiliates.

1.6. "Joint Venture" means any separate entity established pursuant to an agreement between a third party and Licensee to constitute a vehicle for a joint venture, in which the separate entity manufactures, uses, purchases, sells, or acquires Patent Products from Licensee. Each reference to Licensee herein will be meant to include its Joint Venture.

1.7. "Sublicensee" means any non-Affiliate third party that is granted by Licensee the right to make, have made, use, or sell any Patent Products, or use the Patent Method.

                                    2. Grant

2.1. Subject to the limitations set forth in this Agreement, The Regents hereby grants to Licensee exclusive licenses under Patent Rights to make, have made, use, sell, offer for sale, and import Patent Products and to practice the Patent Method.

2.2. The manufacture of Patent Products and the practice of the Patent Method will be subject to applicable government importation laws and regulations of a particular country on Patent Products made outside the particular country in which such Patent Products are used or sold.

2.3. The Regents also grants to Licensee the right to issue sublicenses to third parties to make, have made, use, sell, offer for sale, and import Patent Products and to practice Patent Method, provided Licensee retains current exclusive rights thereto, under this Agreement. To the extent applicable, such sublicenses will include all of the rights of and obligations due to The Regents, including the payment of royalties, fees, and other consideration as specified in Subparagraph 4.1.2 herein that are contained in this Agreement.

2.4. The right to enter into a royalty-free license for Patent Rights with any third parties is expressly prohibited. Licensee will use its diligent efforts in reaching favorable royalty rates and license issue fees from Sublicensees.

2.5. Licensee will notify The Regents of each sublicense granted hereunder and provide The Regents with a copy of each sublicense. The copy of each sublicense will be treated as Proprietary Information pursuant to Article 27 (Confidentiality) herein. Licensee will collect and pay all fees and royalties due The Regents as set forth in Paragraph 4.1.2 herein (and guarantee all such payments due from Sublicensees). Licensee will require Sublicensees to provide it with progress and royalty reports in accordance with the provisions herein, and Licensee will collect and deliver to The Regents all such reports due from Sublicensees.

2.6. Upon termination of this Agreement for any reason, all sublicenses that are granted by Licensee in accordance with this Agreement will remain subject to the terms of such sublicenses in effect and will be assigned to and assumed by The Regents, except that The Regents will not be bound by any duties and obligations contained in the sublicenses that extend beyond the duties and obligations assumed by The Regents in this Agreement and shall have no right to receive any payment from such sublicensees except the amounts due under this Agreement for the activities of such sublicensees.

2.7. Nothing in this Agreement will be deemed to limit the right of The Regents to publish any and all technical data resulting from any research performed by The Regents relating to the Invention and to make and use the Invention, Patent Products, Patent Method, and associated technology owned by The Regents solely for educational and research purposes.

                              3. License Issue Fee

3.1. As partial consideration for all the rights and licenses granted to Licensee, Licensee will pay to The Regents a license issue fee of [*] in three installments according to the following schedule:

           3.1.1. [*] to be sent by Licensee to The Regents within thirty days following the execution of this Agreement by Licensee; and

           3.1.2. [*] to be sent by Licensee to The Regents on or before December 30,1996; and

           3.1.3. [*] to be sent by Optionee to The Regents on or before June 30, 1997,

3.2. Licensee will also pay to The Regents a license maintenance fee of [*] beginning on the one-year anniversary date of the effective date of this Agreement and continuing annually thereafter on each anniversary date of the effective date of this Agreement. The license maintenance fee will not be due and payable on any anniversary date of the effective date of this Agreement if on such date Licensee is commercially selling Patent Products and paying an earned royalty to The Regents on the Net Sales of such Patent Products.

3.3. The fee set forth in Paragraphs 3.1 and 3.2 above are non-refundable, noncreditable, and not an advance against royalties.

[*] Confidential treatment requested.

                                  4. Royalties



4.1. As further consideration for all the rights and licenses granted to Licensee, Licensee will also pay to The Regents an earned royalty according to the following:

           4.1.1. a royalty rate of [*] based on the Net Sales of Patent Products sold by Licensee; and

           4.1.2. an amount equal to [*] of all consideration, fees, and royalties received by Licensee from its Sublicensees with respect to Patent Products and Patent Methods. Not withstanding the above, The Regents will not be entitled to any portion of any amounts received by Licensee from Sublicensee with respect to: (i) the purchase of equity in Licensee at or below [*] of the fair market value of such equity, (ii) debt financing, (iii) research funding, and
                      (iv) reimbursement of patent filing, prosecution, and maintenance expenses. The Regents will be entitled to receive [*] of any amounts received by Licensee from Sublicense with respect to the purchase of equity in Licensee in an amount above [*] of the fair market value of such equity. Any consideration received by Licensee from its Sublicensees will be converted into a U.S. dollar cash equivalent for purposes of computing the royalties due The Regents under this Subparagraph.

           4.1.3. For the avoidance of doubt, it is understood and agreed that in the event that Licensee assigns its rights under this Agreement in connection with the sale or transfer of all or substantially all of the assets of Licensee relating to the subject matter of this Agreement pursuant to Section 19.1 herein, The Regents shall not be entitled to any portion of any consideration received by Licensee in connection with such sale or transfer.

4.2. Paragraphs 1.1, 1.2, and 1.3 define Patent Rights, Patent Products, and Patent Method so that royalties will be payable on Patent Products and Patent Method covered by both pending patent applications and issued patents. Earned royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents when Patent Products are invoiced, or if not invoiced, when delivered to a third party or to itself, an Affiliate, or Sublicensee in the case where such delivery of the

[*] Confidential treatment requested.

Patent Products to Licensee, an Affiliate, or Sublicensee is intended for end use for purposes other than clinical trials.

4.3. In the event that no patent issues in a particular country under Patent Rights within five (5) years (except for Japan which shall be eight (8) years) from the effective date recited on page one of this Agreement, then earned royalties and minimum annual royalties (set forth in Paragraphs 4.1.1 and 4.1.2 above due The Regents in connection with the sale of Patent Products in such country shall be suspended from that date. At the time a patent under Patent Rights does issue in a particular country, Licensee's obligations to pay earned royalties (in accordance with Paragraphs 4.1.1 and 4.1.2 on Patent Products) shall resume with respect to sales of Patent Products after such date only in connection with the Patent Products that would, but for the licenses granted herein, infringe a valid claim of such issued, unexpired patent in such country, and payment of such royalties and minimum annual royalties shall continue for the life of this Agreement, subject to the provisions of Paragraphs 4.1.1, 4.10, and 8.2.

4.4. No more than one royalty payment will be due to The Regents with respect to a sale of a particular Patent Products. No multiple royalties will be payable whether or not any Patent Products, or their manufacture, use, or sale is covered by more than one claim within the Patent Rights.

4.5. Royalties from Licensee and the payment of fees, royalties, and other consideration by Licensee from its Sublicensees accruing to The Regents will be paid to The Regents quarterly on or before the following dates of each calendar year:

           February 28 for the calendar quarter ending December 31

           May 31 for the calendar quarter ending March 31

           August 31 for the calendar quarter ending June 30

           November 30 for the calendar quarter ending September 30

Each such payment will be for royalties from Licensees and the payment of fees, royalties and other consideration from Sublicensees which accrued up to the most recently completed calendar quarter of Licensee or its Sublicensees.

4.6. Beginning in the year 1998, or in the year of first commercial sale, whichever is earlier, Licensee will pay to The Regents a minimum annual royalty in the amounts and at the times set forth below:


                           1998 -                    [*]
                           1999 -                    [*]
                           2000 -                    [*]

Licensee will pay a minimum annual royalty of $50,000 in each succeeding calendar year after the year 2000 for the life of this Agreement. This minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the earned royalty due and owing for the calendar year in which the minimum payment was made.

4.7. All monies due The Regents will be payable in United States funds collectible at par in San Francisco, California. When Patent Products are sold for monies other than United States dollars, the earned royalties will first be determined in the foreign currency of the country in which such Patent Products were sold and then converted into equivalent United States funds. The exchange rate will be that rate quoted in the Wall Street Journal on the last business day of the calendar quarter.

4.8. Earned royalties on sales of Patent Products occurring in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 1.4 (Net Sales). Licensee will also be responsible for all bank transfer charges.

4.9. Notwithstanding the provisions of Article 26. (Force Majeure), if at any time legal restrictions prevent prompt remittance of part or all royalties owed to The Regents by

[*] Confidential treatment requested.

Licensee with respect to any country where Patent Products are sold or distributed, Licensee will convert the amount owed to The Regents into United States funds and will pay The Regents directly from another source of funds for the amount impounded.

4.10. In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. Licensee will not, however, be relieved from paying any royalties that accrued before such decision or that are based on another patent or claim that has not expired or that is not involved in such decision.

                                5. Due Diligence

5.1. Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture, and sale of Patent Products and will earnestly and diligently market Patent Products after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

5.2. Licensee will be entitled to exercise prudent and reasonable business judgment in the manner in which it meets its due diligence obligations hereunder. In no case, however, will Licensee be relieved of its obligations to meet the due diligence provisions of this Article 5. (Due Diligence).

5.3. Licensee will obtain all necessary governmental approvals in each country in which Patent Products are manufactured, used, and sold.

5.4. If Licensee is unable to perform the following:

           5.4.1. submit to the United States Food and Drug Administration ("FDA") an application for a 510(k) to market Patent Products in the United States on or before [*]; and

           5.4.2. introduce Patent Products to the market in the United States on or before [*]; or

           5.4.3.     file an IDE for Patent Products by [*]; and

           5.4.4. enter phase II/III clinical trials for Patent Products in the United States on or before [*]; and

           5.4.5. submit to the United States Food and Drug Administration ("FDA") an application for a Pre-Market Approval (PMA) to market Patent Products in the United States on or before [*]; and

           5.4.6. introduce Patent Products to the market in the United States within six (6) months after receiving marketing approval from the United States FDA for such Patent Products and reasonably fill the market demand for a Patent Products following commencement of marketing at any time during the exclusive period of this Agreement;

then The Regents will have the right and option to either terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses in accordance with Paragraph 5.5 hereof. The exercise of this right and option by The Regents supersedes the rights granted in Article 2. (Grant).

5.5. To exercise either the right to terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses for lack of diligence required in this Article 5. (Due Diligence), The Regents will give Licensee written notice of the deficiency. Licensee thereafter has 60 days to cure the deficiency. Licensee will have the right to present written tangible evidence that it has made good faith efforts to diligently meet and cure any milestone; and The Regents will take into consideration the evidence provided by Licensee. However, if The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured by the end of the 60-day period or if The Regents is not satisfied with the evidence provided to

[*] Confidential treatment requested.

Licensee that it has made good-faith efforts to meet and cure a missed milestone, then The Regents may, at its option, terminate this Agreement or reduce the exclusive licenses granted to Licensee to non-exclusive licenses by giving written notice to Licensee. These notices will be subject to Article 18. (Notices).

                         6. Progress and Royalty Reports

6.1. Beginning August 31, 1996 and semi-annually thereafter, Licensee will submit to The Regents a progress report covering activities by Licensee related to the development and testing of all Patent Products and obtaining governmental approvals necessary for marketing. These progress reports will be provided to The Regents to cover the progress of the research and development of the Patent Products until their first commercial sale in the United States.

6.2. The progress reports submitted under Paragraph 6.1 will include, but not be limited to, the following topics so that The Regents may be able to determine the progress of the development of Patent Products and may also be able to determine whether or not Licensee has met its diligence obligations set forth in
Article 5. (Due Diligence) above:

          -    summary of work completed key scientific discoveries summary of
          -    work in progress current schedule of events or milestones
          -    anticipated market introduction date of Patent Products,
          -    activities of Sublicensees, if any.

6.3. Licensee will also report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of Patent Products in each country. After the first commercial sale of Patent Products, Licensee will provide The Regents with quarterly royalty reports to The Regents on or before each February 28, May 31,

August 31, and November 30 of each year. Each such royalty report will cover the most recently completed calendar quarter of Licensee (October through December, January through March, April through June, and July through September) and will show:

          6.3.1. the gross sales and Net Sales of Patent Products sold by Licensee and reported to Licensee as sold by its Sublicensees during the most recently completed calendar quarter;

          6.3.2. the number of Patent Products sold or distributed by Licensee and reported to Licensee as sold or distributed by its Sublicensees;

          6.3.3. the royalties from Licensee, and the payment of fees, royalties and other consideration from Sublicensees in U.S. dollars, payable hereunder with respect to Net Sales; and

          6.3.4. the exchange rates used, if any.

6.4. If no sales of Patent Products have been made during any reporting period after the first commercial sale of Patent Products, then a statement to this effect is required.


                              7. Books and Records

7.1. Licensee will keep books and records accurately showing all Patent Products manufactured, used, and/or sold under the terms of this Agreement. Such books and records will be preserved for at least four years after the date of the royalty payment to which they pertain and will be open to inspection by an independent certified accountant retained by The Regents at reasonable times and during normal business hours to determine the accuracy of the books and records and to determine compliance by Licensee with the terms of this Agreement. Such independent certified public accountant will be bound to hold all information in confidence except as necessary to communicate to The Regents any non-compliance of Licensee with respect to this Agreement.

7.2. The fees and expenses of The Regents accountant performing such an examination will be borne by The Regents. If an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered, then the fees and expenses of such accountant will be borne by Licensee.

                            8. Life of the Agreement

8.1. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement will be in force from the effective date recited on page one and will remain in effect for the life of the last-to-expire patent licensed under this Agreement, or until the last patent application licensed under this Agreement is abandoned.

8.2. Any termination of this Agreement will not affect the rights and obligations set forth in the following Articles:


                Article 7           Books and Records

                Article 11          Disposition of Patent Products on Hand Upon
                                    Termination

                Article 12          Use of Names and Trademarks

                Article 13          Limited Warranty

                Paragraph 14.6      Patent Prosecution and Maintenance

                Article 17          Indemnification

                Article 22          Failure to Perform

                Article 27          Confidentiality


           8.3. Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, or preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

                          9. Termination by The Regents

9.1. If Licensee should violate or fail to perform any material term or covenant of this Agreement, then The Regents may give written notice of such default ("Notice of Default") to Licensee. If Licensee should fail to repair such default within 60 days after the date of such notice takes effect, The Regents will have the right to terminate this Agreement and the licenses herein by a second written notice ("Notice of Termination") to Licensee. If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the date such notice takes effect. Such termination will not relieve Licensee of its obligation to pay any royalty or license fees owing at the time of such termination and will not impair any accrued right of The Regents. These notices will be subject to Article 18. (Notices).

                           10. Termination by Licensee

10.1. Licensee will have the right at any time to terminate this Agreement in whole or as to any portion of Patent Rights by giving notice in writing to The Regents. Such Notice of Termination will be subject to Article 18. (Notices) and termination of this Agreement will be effective 60 days after the effective date thereof.

10.2. Any termination pursuant to the above paragraph will not relieve Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination will not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

           11. Disposition of Patent Products on Hand Upon Termination

11.1. Upon termination of this Agreement, Licensee will have the privilege of disposing all previously made or partially made Patent Products, but no more, within a period of 120 days, provided, however, that the sale of such Patent Products will be subject to the terms of this Agreement including, but not limited to the payment of royalties based on the Net Sales of Patent Products sold by Licensee and the payment of fees, royalties, or other consideration by Sublicensee at the rates and at the times provided herein and the rendering of reports in connection therewith.

                         12. Use of Names and Trademarks

12.1. Nothing contained in this Agreement will be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto by the other (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by Licensee of the name "The Regents of the University of California" or the name of any campus of the University of California for use in advertising, publicity, or other promotional activities is expressly prohibited.

12.2. It is understood that The Regents will be free to release to the inventors and senior administrative officials employed by The Regents the terms of this Agreement upon their request. If such release is made, The Regents will request that such terms will be kept in confidence in accordance with the provisions of Article 27. (Confidentiality) and not be disclosed to others. It is further understood that should a third party inquire whether a license to Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2. (Grant) to such third party, but will not disclose the name of Licensee, except where The

Regents is required to release such information under either the California Public Records Act or other applicable law.

                              13. Limited Warranty

13.1. The Regents warrants to Licensee that it has the lawful right to grant this license.

13.2. THE REGENTS MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY EXPRESS OR IMPLIED WITH RESPECT TO THE LICENSES GRANTED UNDER THIS AGREEMENT AND THE ASSOCIATED INVENTION, PATENT PRODUCTS, PATENT METHOD, AND PATENT RIGHTS. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT PRODUCTS, PATENT METHOD, AND PATENT RIGHTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

13.3. IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION, PATENT PRODUCTS, PATENT METHOD AND PATENT RIGHTS.

13.4.   Nothing in this Agreement will be construed as:

        13.4.1. a warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights; or

        13.4.2. a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

        13.4.3. an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in
                Article 16. (Patent Infringement); or

        13.4.4. conferring by implication, estoppel, or otherwise any license or rights under any patents of The Regents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights; or

        13.4.5. an obligation to furnish any know-how not provided in Patent Rights.

                     14. Patent Prosecution and Maintenance

14.1. The Regents will diligently prosecute and maintain the United States and foreign patent applications and patents comprising Patent Rights using counsel of its choice that is reasonably acceptable to Licensee, provided, however, that if Licensee rejects The Regents' choice of new counsel three times consequently (i.e. three different new attorneys), then The Regents will be free, in its sole discretion, to choose an attorney of its choice. The Regents will promptly instruct its outside counsel to provide Licensee with copies of all documents received from every patent office, so that Licensee may be currently and promptly informed and apprised of the continuing prosecution, and The Regents will instruct its outside counsel to provide Licensee with copies of proposed drafts of all documents to be filed with any patent office so that Licensee may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office or The Regents must act to preserve Patent Rights, The Regents will be free to respond appropriately without consideration of comments by Licensee, if any. Both parties hereto will keep this documentation in confidence in accordance with the provisions of Article 27. (Confidentiality) herein. Counsel for The Regents will take instructions only from The Regents.

14.2. The Regents will use all reasonable efforts to amend any patent application to include claims requested by Licensee and required to protect the Patent Products contemplated to be sold or Patent Method to be practiced under this Agreement.

14.3. The Regents will, at the request of Licensee, file, prosecute, and maintain patent applications and patents covered by Patent Rights in foreign countries if available. The Regents will have the right to file patent applications at its own expense in any country Licensee has not included in its list of desired countries, and such applications and resultant patents, if any, will not be included in the licenses granted under this Agreement.

14.4. All past, present and future costs of preparing, filing, prosecuting and maintaining all United States and foreign patent applications and all costs and fees relating to the preparation and filing of patents covered by Patent Rights in Paragraph 1.1 will be borne by Licensee. This includes patent preparation and prosecution costs for the Invention incurred by The Regents prior to the execution of this Agreement. Such costs will be due upon execution of this Agreement and will be payable at the time that the license issue fee is payable. The costs of all interferences and oppositions will be considered prosecution expenses and also will be borne by Licensee. Licensee will reimburse The Regents for all costs and charges within 30 days following receipt of an itemized invoice from The Regents for same.

14.5. The obligation of Licensee to underwrite and to pay patent preparation, filing, prosecution, maintenance, and related costs will continue for costs incurred until three months after receipt by either party of a Notice of Termination. Licensee will reimburse The Regents for all patent costs incurred during the term of the Agreement and for three months thereafter whether or not invoices for such costs are received during the three-month period after receipt of a Notice of Termination. Licensee may with respect to any particular patent application or patent terminate its obligations with the patent application or patent in any or all designated countries upon three months written notice to The Regents. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that Licensee will have no further right or licenses thereunder.

14.6. Licensee will notify The Regents of any change of its status as a small entity (as defined by the United States Patent and Trademark Office) and of the first sublicense granted to an entity that does not qualify as a small entity as defined therein.

                               15. Patent Marking

15.1. Licensee will mark all Patent Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

                             16. Patent Infringement

16.1. In the event that Licensee or the licensing associate employed by The Regents who is responsible for administering this Agreement or Resident Counsel of the Office of Technology Transfer learn of the substantial infringement of any patent licensed under this Agreement, and to the extent it is contractually able to, such party will call the attention of the other party thereto in writing and will provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement acknowledge that during the period and in a jurisdiction where Licensee has exclusive rights under this Agreement, neither will notify a third party of the infringement of any of Patent Rights without first obtaining consent of the other party, which consent will not be unreasonably withheld. Both parties will use their best efforts in cooperation with each other to terminate such infringement without litigation.

16.2. Licensee may request that The Regents take legal action against the infringement of Patent Rights. Such request must be made in writing and must include reasonable evidence of such infringement and damages to Licensee. If the infringing activity has not been abated within 90 days following the effective date of such request, The Regents will have the right to elect to:

        16.2.1. commence suit on its own account; or

        16.2.2. refuse to participate in such suit

and The Regents will give notice of its election in writing to Licensee by the end of the 100th day after receiving notice of such request from Licensee. Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where Licensee had exclusive rights under this Agreement. However, in the event Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

16.3. Such legal action as is decided upon will be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby will belong to such party, provided, however, that legal action brought jointly by The Regents and Licensee and participated in by both will be at the joint expense of the parties and all recoveries will be allocated in the following order: a) to each party reimbursement in equal amounts of the attorney's costs, fees, and other related expenses to the extent each party paid for such costs, fees, and expenses until all such costs, fees, and expenses are consumed for each party; and b) any remaining amount to be divided among the parties in the following manner: 1) [*] for Licensee and [*] for The Regents of any recoveries based on lost profits or other theories; and 2) [*] for Licensee and [*] for The Regents of any recoveries based on statutory enhanced damages.

16.4. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party on account of whom suit is brought. Such litigation will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by Licensee.

[*] Confidential treatment requested.

                               17. Indemnification

17.1. Licensee will(and require its Sublicensees to)indemnify, hold harmless, and defend The Regents, its officers, employees, and agents; the sponsors' of the research that led to the Invention; the inventors of any invention covered by patents or patent applications in Patent Rights (including the Patent Products and Patent Method contemplated thereunder) and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

17.2. Licensee, at its sole cost and expense, will insure its activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance as follows: (or an equivalent program of self insurance)

Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

        (a) Each Occurrence...........................................[*]
        (b) Products/Completed Operations Aggregate...................[*]
        (c) Personal and Advertising Injury...........................[*]
        (d) General Aggregate (commercial form only)..................[*]

As of and following the date of commencement of any clinical trial, Licensee shall increase insurance coverage under Paragraph 17.2 from [*] to [*] for each occurrence and an aggregate of [*]. As of and following the date of commencement of and sales of Patent Products, Licensee shall increase insurance coverage from [*] to an aggregate of [*] and maintain [*] for each occurrence. Specifically with regard to product liability insurance, Licensee shall not be required to insure its activities until commencement of any clinical trail or any sales of Patent Product(s) for human use, at which time Licensee shall increase insurance coverage under this Paragraph 17.2 in the case of the commencement of

[*] Confidential treatment requested.

any clinical trial to an aggregate of $2,000,000, and in the case of the commencement of any sales of Patent Products to an aggregate of $5,000,000. It should be expressly understood, however, that the coverages and limits referred to under the above will not in any way limit the liability of Licensee. Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

        (a) Provide for 30 day advance written notice to The Regents of any modification;

        (b) Indicate that The Regents has been endorsed as an additional Insured under the coverages referred to under the above; and

        (c) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

17.3. The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents in respect of which The Regents intends to invoke the provisions of this Article 17. (Indemnification). Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 17. (Indemnification).

17.4. Licensee will have the right to control the defense and settlement of any such claim or suit except Licensee shall not enter into any settlement which (i) makes any admission of wrongdoing on the part of The Regents; or (ii) admits that any Patent Rights of The Regents are invalid, unenforceable, or not infringed, without prior written consent of The Regents.

                                   18. Notices

18.1. Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below, or to another address as it may designate by written notice given to the other party.

In the case of Licensee:           UROSURGE, INC.
                                   2660 Crosspark Road
                                   Coralville, Iowa 52241
                                   Tel: (319) 626-8311
                                   Fax: (319) 626-8312

                                   Attention: President

In the case of The Regents:        THE REGENTS OF THE UNIVERSITY
                                   OF CALIFORNIA
                                   1320 Harbor Bay Parkway, Suite 150
                                   Alameda, California 94502
                                   Tel: (510) 748-6600
                                   Fax: (510) 748-6639

                                   Attention: Executive Director;
                                   Office of Technology Transfer
                                   Referring to: U.C. Case No. 88-064

                                19. Assignability

19.1. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns, but will be personal to Licensee and assignable by Licensee only with the written consent of The Regents which consent will not be unreasonably withheld, provided, however, that Licensee may assign this Agreement in connection with the sale or transfer of substantially all the assets of Licensee relating to the subject matter of this Agreement, without the consent of The Regents.

                                20. Late Payments

20.1. In the event royalty payments or fees or patent prosecution costs are not received by The Regents when due, Licensee will pay to The Regents interest charges at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Acceptance by The Regents of any late payment interest from Licensee under this Paragraph 20 will in no way affect the provision of Article 21. (Waiver) herein.

                                   21. Waiver

21.1. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth will be deemed a waiver as to any subsequent and/or similar breach or default.

                             22. Failure to Perform

22.1. In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party will be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

                               23. Governing Laws

23.1. THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

                     24. Government Approval or Registration

24.1. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

                             25. Export Control Laws

25.1. Licensee will observe all applicable United States and foreign laws with respect to the transfer of Patent Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                26. Force MaJeure

26.1. The parties to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any acts of God, catastrophes, or other major events beyond their reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. However, any party to this Agreement will have the right to terminate this Agreement upon 30 days' prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes mentioned above and such inability continues for a period of one year. Notices will be subject to Article 18. (Notices). When such events have abated, the parties' respective obligations hereunder will resume.

                               27. Confidentiality

27.1. Licensee and The Regents respectively will treat and maintain the proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information ("Proprietary Information") of the other party in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five years after the date of termination of this Agreement.

27.2. All Proprietary Information will be labeled or marked confidential or as otherwise similarly appropriate by the disclosing party, or if the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party, and delivered to the receiving party within 30 days after the oral disclosure as a record of the disclosure and the confidential nature thereof. Notwithstanding the foregoing, Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors, and, in the case of Licensee, its Sublicensees, provided that any such parties are bound by a like duty of confidentiality.

27.3. Nothing contained herein will in any way restrict or impair the right of Licensee or The Regents to use, disclose, or otherwise deal with any Proprietary
Information:

        27.3.1. that recipient can demonstrate by written records was previously known to it;

        27.3.2. that is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

        27.3.3. that is lawfully obtained without restrictions by recipient from sources independent of the disclosing party;

        27.3.4. that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency;

        27.3.5. that is furnished to a third party by the recipient with similar confidentiality restrictions imposed on such third party, as evidenced in writing; or

        27.3.6. that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

27.4. Upon termination of this Agreement, Licensee and The Regents will destroy or return to the disclosing party Proprietary Information received from the other in its possession within 15 days following the effective date of termination. Licensee and The Regents will provide each other within 30 days following termination with a written notice that Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of Proprietary Information for archival purposes in nonworking files.

                                28. Miscellaneous

28.1. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

28.2. This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it will be effective as of the date recited on page one.

28.3. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

28.4. This Agreement embodies the entire understanding of the parties and will supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

28.5. In case any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, but this Agreement will be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

The Regents and Licensee execute this Agreement in duplicate originals by their respective, authorized officers on the date indicated.

UroSurge, Inc.                          The Regents of the University
                                                of California:

By   /s/ DAVID MAUPIN                   By    /s/ TERENCE A. FEUERBORN
  ---------------------------------       ----------------------------------
             (Signature)                              (Signature)

Name /s/ DAVID MAUPIN                   Name   Terence A. Feuerborn
    -------------------------------

Title PRESIDENT & CEO                   Title  Executive Director
     ------------------------------            Research Administration and
                                               Technology Transfer


Date 6/28/96                            Date 6/24/96
     ------------------------------          -------------------------------


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